Exhibit 99.1
[LOGO] Constellation
NEWS RELEASE
06

Media Relations	Investor Relations
Angie Blackwell – 585-678-7141 Cheryl Gossin – 585-678-7191	Patty Yahn-Urlaub – 585-678-7483 Bob Czudak – 585-678-7170

CONSTELLATION BRANDS ANNOUNCES SENIOR MANAGEMENT CHANGES
TO ITS INTERNATIONAL BUSINESS

VICTOR, N.Y., June 5, 2009 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), the world’s leading producer of premium wines, announced today that Jon Moramarco, chief executive officer of Constellation International, will leave the company effective June 30, 2009. “Jon has been a highly valued member of the management team since 1999 and his strategic insight, knowledge and vast wine industry experience have helped us build a portfolio of brands that is unrivalled in the industry,” said Rob Sands, president and chief executive officer (CEO). “Jon’s significant contributions are very much appreciated and we thank him for his many years of service.”
With this change, the company also announced that Paul Hetterich will oversee the international business of Constellation Europe, Constellation Wines Australia and Constellation New Zealand as executive vice president, business development, corporate strategy and international. Reporting to Hetterich, will be Troy Christensen, who will assume responsibility for Constellation Wines Australia in addition to his current duties as president of Constellation Europe; and Joe Stanton, CEO of Constellation New Zealand. John Grant, president of Constellation Wines Australia, will report to Christensen. The reporting changes are effective immediately.
“As we continue to evaluate the organization and look to position the company for long-term success, refining and simplifying our international organization provides opportunities for increased synergies within the U.K. and Australian markets,” said Sands. “We anticipate significant benefits from a leaner and more flexible international organization as we continue toward our goal of improving efficiencies, profit, cash flow and return on invested capital as well as paying down debt.”
-more-

In addition to assuming the helm of the international business, Hetterich will continue to lead the company’s mergers, acquisitions and divestiture initiatives and strategic planning. He joined the Canandaigua Wine Company in 1986 and has held a number of positions in brand management, business development and corporate strategy. In 2003, he was named a company executive officer when he was promoted to executive vice president business development and corporate strategy.
Christensen joined Constellation Brands in 1997 holding a number of domestic and international roles including being named chief financial officer of Constellation Europe in 2006 and president of Constellation Europe in 2007. Stanton has served as CEO of Constellation New Zealand since 2004. Grant was appointed president of Constellation Wines Australia in 2007.

About Constellation Brands

Constellation Brands, Inc. is the leading producer of premium wines in the world, with a portfolio that includes many well-known and highly regarded wine brands, complemented by spirits, imported beers and other select beverage alcohol products. The company has significant market presence in the U.S., Canada, U.K., Australia and New Zealand.  Based in Victor, N.Y., the company has more than 100 strong consumer brands in its portfolio, sales in about 150 countries and operates approximately 50 wineries and other facilities.  It is the largest premium wine company in the U.S.; the largest wine company in the U.K., Australia and Canada; the second largest wine company in New Zealand; and the largest beer importer and marketer in the U.S. through its Crown Imports joint venture with Mexico’s Grupo Modelo.  Constellation Brands is an S&P 500 Index and Fortune 1000® company.  Major brands in the company’s portfolio include Robert Mondavi wines, Hardys, Clos du Bois, Blackstone, Banrock Station, Arbor Mist, Estancia, Ravenswood, Jackson-Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka. To learn more about Constellation Brands and its product portfolio visit the company’s Web site at www.cbrands.com.

#     #     #